Exhibit 8.1

List of Subsidiaries

(As of April 27, 2012)

	Subsidiaries	Place of Incorporation

1.	ReneSola America Inc..	State of Delaware, United State
2.	ReneSola Singapore Pte. Ltd..	Republic of Singapore
3.	Zhejiang Yuhui Solar Energy Source Co., Ltd..	People’s Republic of China
4.	Sichuan ReneSola Silicon Material Co., Ltd.	People’s Republic of China
5.	Wuxi Jiacheng Solar Energy Technology Co., Ltd.	People’s Republic of China
6.	Yuneng Enterprise Consulting (Shanghai) Co., Ltd.	People’s Republic of China
7.	Zhejiang ReneSola Photovoltaic Materials Co., Ltd.	People’s Republic of China
8.	Sichuan Ruiyu Photovoltaic Materials Co., Ltd.	People’s Republic of China
9.	Sichuan Ruixin Photovoltaic Materials Co., Ltd.	People’s Republic of China
10.	Sichuan SiLiDe Composite Materials Co., Ltd.	People’s Republic of China
11.	Qinghai Yuhui New Energy Co., Ltd.	People’s Republic of China
12.	Jiashan Xujing Real Estate Development Co., Ltd.	People’s Republic of China
13.	Zhejiang Ruiyi New Materials Technology Co., Ltd.	People’s Republic of China
14.	Zhejiang Sciborn New Material Technology Co., Ltd.	People’s Republic of China
15.	Sichuan OuRuiDa Science Park Co., Ltd.	People’s Republic of China
16.	ReneSola Deutshland GmbH.	Germany